Exhibit 99.1

News Release

Merck Announces First-Quarter 2025 Financial Results

-	Total Worldwide Sales Were $15.5 Billion, a Decrease of 2% From First Quarter 2024; Excluding the Impact of Foreign Exchange, Sales Grew 1%

o	KEYTRUDA Sales Grew 4% to $7.2 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 6%
o	WINREVAIR Sales Were $280 Million
o	Animal Health Sales Grew 5% to $1.6 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 10%
o	GARDASIL/GARDASIL 9 Sales Declined 41% to $1.3 Billion; Excluding the Impact of Foreign Exchange, Sales Declined 40%

-	GAAP EPS Was $2.01; Non-GAAP EPS Was $2.22

-	Presented Compelling Data From a Diverse Range of Programs, Including:

o	Phase 3 Trial of Subcutaneous Pembrolizumab With Berahyaluronidase Alfa
o	Phase 3 ZENITH Trial of WINREVAIR for the Treatment of Adults With PAH (WHO Group 1) Functional Class III or IV at High Risk of Mortality
o	Phase 3 Trials Evaluating Investigational, Once-Daily, Oral Two-Drug Regimen of Doravirine/Islatravir for the Treatment of Adults With Virologically Suppressed HIV-1 Infection

-	Expanded Pipeline Through Exclusive License Agreement With Hengrui Pharma for an Investigational Oral Small Molecule Lp(a) Inhibitor; Transaction Expected to Close in Second Quarter 2025

-	Full-Year 2025 Financial Outlook

o	Continues To Expect Worldwide Sales To Be Between $64.1 Billion and $65.6 Billion
o	Now Expects Non-GAAP EPS To Be Between $8.82 and $8.97; Outlook Revised to Reflect Negative Impact From Anticipated One-Time Charge of Approximately $0.06 per Share Related to License Agreement With Hengrui Pharma
o	Outlook Absorbs an Estimated $200 Million of Additional Costs for Tariffs Implemented to Date

RAHWAY, N.J., April 24, 2025 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2025.

“Our company made strong progress to start the year, with increasing contributions from our newer commercialized medicines and vaccines and continued advancement of our pipeline,” said Robert M. Davis, chairman and chief executive officer, Merck. “We are working with focus and urgency to both realize the full potential of our near-term opportunities and to rapidly progress the next wave of innovation that will positively impact the lives of patients and drive future value creation for all of our stakeholders.”

Financial Summary

	First Quarter
$ in millions, except EPS amounts	2025	2024	Change	Change Ex- Exchange
Sales	$15,529	$15,775	-2%	1%
GAAP net income[1]	5,079	4,762	7%	12%
Non-GAAP net income that excludes certain items1,2*	5,611	5,279	6%	11%
GAAP EPS	2.01	1.87	7%	13%
Non-GAAP EPS that excludes certain items2*	2.22	2.07	7%	12%

*Refer to table on page 7.

For the first quarter of 2025, Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $2.01 and non-GAAP EPS was $2.22. GAAP and non-GAAP EPS in the first quarter of 2024 include a charge of $0.26 per share for the acquisition of Harpoon Therapeutics, Inc. (Harpoon).

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, and income and losses from investments in equity securities.

1 Net income attributable to Merck & Co., Inc.

2 Merck is providing certain 2025 and 2024 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

First-Quarter Sales Performance

The following table reflects sales of the company’s top products and significant performance drivers.

	First Quarter
$ in millions	2025	2024	Change	Change Ex-Exchange	Commentary
Total Sales	$15,529	$15,775	-2%	1%
Pharmaceutical	13,638	14,006	-3%	-1%	Decline driven by vaccines, virology and immunology, partially offset by growth in oncology, cardiology and diabetes.
KEYTRUDA	7,205	6,947	4%	6%	Growth driven by increased global uptake in earlier-stage indications, including triple-negative breast cancer, renal cell carcinoma and non-small cell lung cancer, as well as continued strong global demand from metastatic indications, including increased uptake in bladder, endometrial and microsatellite instability-high (MSI-H) cancers, partially offset by timing of wholesaler purchases in the U.S.
GARDASIL/GARDASIL 9	1,327	2,249	-41%	-40%	Decline primarily due to lower demand in China, partially offset by higher demand in most international regions, particularly in Japan, as well as higher pricing and demand in the U.S. Excluding China, sales grew 14%, or 16% excluding impact of foreign exchange.
JANUVIA/JANUMET	796	670	19%	21%	Increase primarily due to higher net pricing in the U.S., partially offset by lower demand in most international markets due to ongoing generic competition, and in the U.S. due to competitive pressure.
PROQUAD, M-M-R II and VARIVAX	539	570	-5%	-5%	Decrease primarily reflects lower U.S. sales of PROQUAD that resulted from borrowing of doses from the U.S. Centers for Disease Control and Prevention Pediatric Vaccine Stockpile, partially offset by higher U.S. sales of M-M-R II largely attributable to private-sector buy-in due to measles outbreaks and higher pricing.
BRIDION	441	440	-	1%	Relatively flat compared with prior year, as higher demand and pricing in the U.S. were offset by lower demand in several international markets due to ongoing generic competition.
Lynparza*	312	292	7%	8%	Increase primarily due to higher demand in the U.S. and certain international markets.
WINREVAIR	280	-	-	-	Represents continued uptake since second-quarter 2024 launch in the U.S.

	First Quarter
$ in millions	2025	2024	Change	Change Ex-Exchange	Commentary
Lenvima*	258	255	1%	2%	Increase primarily due to higher demand in the U.S.
VAXNEUVANCE	230	219	5%	7%	Growth largely driven by higher demand in Europe and the Asia Pacific region, partially offset by lower demand in the U.S. due to competitive pressure.
PREVYMIS	208	174	19%	22%	Growth primarily due to higher demand in the U.S.
WELIREG	137	85	62%	63%	Growth primarily driven by higher demand in the U.S.
CAPVAXIVE	107	-	-	-	Represents continued uptake since third-quarter 2024 launch in the U.S.
LAGEVRIO	102	350	-71%	-69%	Decline largely driven by lower demand in the Asia Pacific region, particularly in Japan.
SIMPONI	-	184	-100%	-100%	Marketing rights in former Merck territories reverted to Johnson & Johnson on Oct. 1, 2024.
Animal Health	1,588	1,511	5%	10%	Growth primarily due to higher demand for Livestock products, as well as inclusion of sales from Elanco aqua business that was acquired in July 2024.
Livestock	924	850	9%	16%	Growth primarily driven by higher demand across all species, a benefit from timing of ruminant product sales, as well as inclusion of sales from Elanco aqua business that was acquired in July 2024.
Companion Animal	664	661	-	3%	Sales consistent with prior year. Sales of BRAVECTO were $327 million and $332 million in current and prior year quarters, respectively, which represents decline of 1%, or growth of 2% excluding impact of foreign exchange.
Other Revenues**	303	258	17%	16%	Increase primarily due to higher payments received for out-licensing arrangements and higher royalties, partially offset by lower revenue from third-party manufacturing arrangements.

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

First-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[2]
First Quarter 2025
Cost of sales	$3,419	$620	$36	$-	$2,763
Selling, general and administrative	2,552	23	-	-	2,529
Research and development	3,621	7	-	-	3,614
Restructuring costs	69	-	69	-	-
Other (income) expense, net	(35)	(3)	-	(107)	75

First Quarter 2024
Cost of sales	$3,540	$463	$116	$-	$2,961
Selling, general and administrative	2,483	21	5	-	2,457
Research and development	3,992	16	2	-	3,974
Restructuring costs	123	-	123	-	-
Other (income) expense, net	(33)	(4)	-	(116)	87

GAAP Expense, EPS and Related Information

Gross margin was 78.0% for the first quarter of 2025 compared with 77.6% for the first quarter of 2024. The increase was primarily due to the favorable impacts of product mix and lower restructuring costs, partially offset by higher amortization of intangible assets and the unfavorable impact of foreign exchange.

Selling, general and administrative (SG&A) expenses were $2.6 billion in the first quarter of 2025, an increase of 3% compared with the first quarter of 2024. The increase was primarily due to higher administrative and promotional costs, partially offset by the favorable impact of foreign exchange.

Research and development (R&D) expenses were $3.6 billion in the first quarter of 2025, a decrease of 9% compared with the first quarter of 2024. The decrease was primarily due to a $656 million charge for the acquisition of Harpoon in the first quarter of 2024 and the favorable impact of foreign exchange. The decrease was partially offset by a $100 million charge in the first quarter of 2025 associated with the achievement of a developmental milestone related to the 2024 acquisition of Eyebiotech Limited (EyeBio), increased compensation and benefit costs, higher clinical development costs, and increased discovery research and early drug development costs.

3 Reflects expenses related to business combinations, including the amortization of intangible assets, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations and licensing arrangements.

Other (income) expense, net, was $35 million of income in the first quarter of 2025 compared with $33 million of income in the first quarter of 2024.

The effective tax rate was 13.9% for the first quarter of 2025.

GAAP EPS was $2.01 for the first quarter of 2025 compared with $1.87 for the first quarter of 2024. The increase was primarily driven by a $0.26 per share charge included in the first quarter of 2024 for the acquisition of Harpoon, partially offset by the unfavorable impact of foreign exchange.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 82.2% for the first quarter of 2025 compared with 81.2% for the first quarter of 2024. The increase was primarily due to the favorable impact of product mix, partially offset by the unfavorable impact of foreign exchange.

Non-GAAP SG&A expenses were $2.5 billion in the first quarter of 2025, an increase of 3% compared with the first quarter of 2024. The increase was primarily due to higher administrative and promotional costs, partially offset by the favorable impact of foreign exchange.

Non-GAAP R&D expenses were $3.6 billion in the first quarter of 2025, a decrease of 9% compared with the first quarter of 2024. The decrease was primarily due to a $656 million charge for the acquisition of Harpoon in the first quarter of 2024 and the favorable impact of foreign exchange. The decrease was partially offset by a $100 million charge in the first quarter of 2025 associated with the achievement of a developmental milestone related to the 2024 acquisition of EyeBio, increased compensation and benefit costs, higher clinical development costs, and increased discovery research and early drug development costs.

Non-GAAP other (income) expense, net, was $75 million of expense in the first quarter of 2025 compared with $87 million of expense in the first quarter of 2024.

The non-GAAP effective tax rate was 14.2% for the first quarter of 2025.

Non-GAAP EPS was $2.22 for the first quarter of 2025 compared with $2.07 for the first quarter of 2024. The increase was primarily driven by a $0.26 per share charge included in the first quarter of 2024 for the acquisition of Harpoon, partially offset by the unfavorable impact of foreign exchange.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	First Quarter
$ in millions, except EPS amounts	2025	2024
EPS
GAAP EPS	$2.01	$1.87
Difference	0.21	0.20
Non-GAAP EPS that excludes items listed below[2]	$2.22	$2.07

Net Income
GAAP net income[1]	$5,079	$4,762
Difference	532	517
Non-GAAP net income that excludes items listed below[1,2]	$5,611	$5,279

Excluded Items:
Acquisition- and divestiture-related costs[3]	$647	$496
Restructuring costs	105	246
Income from investments in equity securities	(107)	(116)
Decrease to net income before taxes	645	626
Estimated income tax (benefit) expense[4]	(113)	(109)
Decrease to net income	$532	$517

Pipeline and Portfolio Highlights

In the first quarter, Merck continued to advance its broad and diverse pipeline, achieving key regulatory and clinical milestones across a range of therapeutic areas.

In oncology, at the European Lung Cancer Congress 2025, Merck presented pivotal data from the 3475A-D77 Phase 3 trial evaluating the subcutaneous administration of pembrolizumab with berahyaluronidase alfa (subcutaneous pembrolizumab). Based on these data, applications for subcutaneous pembrolizumab are under review in the U.S. and Europe; in the U.S., the Prescription Drug User Fee Act (PDUFA) date is Sept. 23, 2025. If approved, subcutaneous pembrolizumab has the potential to become a new, meaningful treatment option that may increase access and save time needed for administration compared to intravenous (IV) KEYTRUDA. Merck also announced the initiation of waveLINE-010, a Phase 3 trial evaluating a combination regimen that incorporates zilovertamab vedotin, an investigational antibody-drug conjugate (ADC) targeting receptor tyrosine kinase-like orphan receptor 1, for the treatment of patients with previously untreated diffuse large B-cell lymphoma (DLBCL).

Additional regulatory milestones include the U.S. Food and Drug Administration (FDA) granting Priority Review to Merck’s application for KEYTRUDA plus standard of care as perioperative treatment for resectable locally advanced head and neck squamous cell carcinoma (LA-HNSCC), following compelling results from the KEYNOTE-689 trial. The FDA has set a PDUFA date of June 23, 2025. In addition, Merck received approval from the European Commission (EC) for KEYTRUDA plus chemotherapy as first-line treatment for adult patients with unresectable non-epithelioid metastatic malignant pleural mesothelioma, based on results from the Phase 2/3 IND.227/KEYNOTE-483 trial. The company also received conditional EC approval for two indications for WELIREG, making it the first and only oral hypoxia-inducible factor-2 alpha inhibitor approved in the European Union, based on results from the Phase 2 LITESPARK-004 and Phase 3 LITESPARK-005 trials.

4 Includes the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

In vaccines and infectious diseases, Merck received EC approval for CAPVAXIVE for the prevention of invasive pneumococcal disease and pneumococcal pneumonia in adults, marking the fourth approval for CAPVAXIVE following the U.S., Canada and Australia. Merck also received approval for GARDASIL 9 for males in China, making it the first 9-valent HPV vaccine approved for the prevention of certain HPV-related cancers and diseases in Chinese males 16-26 years of age. At the 32nd Conference on Retroviruses and Opportunistic Infections, Merck presented positive results from two pivotal Phase 3 trials of the investigational, once-daily, oral two-drug regimen of doravirine/islatravir (DOR/ISL) in adults with virologically suppressed HIV-1 infection. Merck plans to begin submitting applications for marketing authorization of DOR/ISL by mid-2025.

In cardiovascular disease, results were presented from the Phase 3 ZENITH trial evaluating WINREVAIR when added to background therapy in adults with pulmonary arterial hypertension (PAH, Group 1 PH) WHO functional class (FC) III or IV at high risk of mortality. The results, presented at the American College of Cardiology’s 74th Annual Scientific Session and Expo, demonstrated that WINREVAIR reduced the risk of a composite of all-cause death, lung transplantation and hospitalization for PAH by 76% compared to placebo. The trial was stopped early due to overwhelming efficacy at the interim analysis.

Merck continued executing on its business development strategy to expand and diversify its pipeline. The company entered into an exclusive license agreement with Jiangsu Hengrui Pharmaceuticals Co., Ltd. (Hengrui Pharma) for HRS-5346, an investigational oral small molecule Lipoprotein(a) [Lp(a)] inhibitor currently being evaluated in a Phase 2 clinical trial in China. The transaction is expected to close in the second quarter of 2025.

Notable recent news releases on Merck’s pipeline and portfolio are provided in the table that follows.

Oncology	FDA Granted Priority Review for Merck’s Application for KEYTRUDA Plus Standard of Care as Perioperative Treatment for Resectable LA-HNSCC; Based on Results From Phase 3 KEYNOTE-689 Trial; FDA Set PDUFA Date of June 23, 2025	(Read Announcement)
	WELIREG Received First Conditional EC Approval for Two Indications; Based on Results From Phase 2 LITESPARK-004 and Phase 3 LITESPARK-005 Trials	(Read Announcement)
	Merck’s Investigational Subcutaneous Pembrolizumab With Berahyaluronidase Alfa Demonstrated Noninferior Pharmacokinetics Compared to IV KEYTRUDA in Pivotal 3475A-D77 Trial; FDA Set PDUFA Date of Sept. 23, 2025	(Read Announcement)
	Merck Announced Phase 3 waveLINE-010 Trial Initiation Evaluating Zilovertamab Vedotin, an Investigational ADC, for the Treatment of Patients With Previously Untreated DLBCL	(Read Announcement)
Vaccines	EC Approved CAPVAXIVE for Prevention of Invasive Pneumococcal Disease and Pneumococcal Pneumonia in Adults	(Read Announcement)
Cardiovascular	WINREVAIR Reduced Risk of a Composite of All-Cause Death, Lung Transplantation and Hospitalization for PAH by 76% Compared to Placebo in Phase 3 ZENITH Trial	(Read Announcement)
Infectious Diseases	Merck Announced Positive Data From Phase 3 Trials That Show the Investigational, Once-Daily, Oral Two-Drug Regimen of Doravirine/Islatravir (DOR/ISL) Maintained HIV-1 Viral Suppression at Week 48	(Read Announcement)

Manufacturing and R&D Investment

Merck is making long-term investments in its U.S. manufacturing and R&D capabilities. Merck has allocated more than $12 billion toward U.S. capital investment since 2018 and expects to invest over $9 billion more by the end of 2028. This includes the recently announced opening of a new, $1 billion, 225,000-square-foot facility dedicated to vaccine manufacturing at Merck’s Durham, North Carolina, site.

Upcoming Investor Event

Merck will host an Oncology Investor Event to coincide with the American Society for Clinical Oncology Annual Meeting on Monday, June 2, 2025, 6 p.m. CT, at which senior management will provide an update on the company’s oncology strategy and program. The event will take place in Chicago and will be accessible via live audio webcast at this weblink.

Full-Year 2025 Financial Outlook

The following table summarizes the company’s full-year financial outlook.

Full Year 2025
	Updated	Prior
Sales*	$64.1 billion to $65.6 billion	$64.1 billion to $65.6 billion
Non-GAAP Gross margin[2]	Approximately 82%	Approximately 82.5%
Non-GAAP Operating expenses2**	$25.6 billion to $26.6 billion	$25.4 billion to $26.4 billion
Non-GAAP Other (income) expense, net[2]	$300 million to $400 million expense	$300 million to $400 million expense
Non-GAAP Effective tax rate[2]	15.5% to 16.5%	16.0% to 17.0%
Non-GAAP EPS2***	$8.82 to $8.97	$8.88 to $9.03
Share count (assuming dilution)	Approximately 2.51 billion	Approximately 2.53 billion

*The company does not have any non-GAAP adjustments to sales.

**Includes $300 million for an anticipated milestone payment to LaNova Medicines Ltd. (LaNova) associated with the technology transfer for MK-2010 and an anticipated $200 million upfront payment to Hengrui Pharma upon closing of the license agreement. Outlook does not assume any additional significant potential business development transactions.

***Includes expected one-time charges of approximately $0.15 per share in the aggregate related to the $300 million payment to LaNova upon completion of the technology transfer for MK-2010 and the $200 million upfront payment to Hengrui Pharma upon closing of the license agreement.

Merck has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the company’s future GAAP results.

Merck continues to expect full-year 2025 sales to be between $64.1 billion and $65.6 billion, including a revised negative impact of foreign exchange of approximately 1% at mid-April 2025 exchange rates.

Merck’s outlook includes the impact of tariffs implemented to date by the U.S. government on imports from other countries, plus the tariffs imposed by foreign governments on the U.S., the most significant of which relate to China. Merck estimates the impact of these tariffs will lead to incremental costs of approximately $200 million, which will primarily be recorded in Cost of Sales, negatively impacting gross margin.

Merck now expects its full-year non-GAAP effective income tax rate to be between 15.5% and 16.5%.

Merck now expects its full-year non-GAAP EPS to be between $8.82 and $8.97, including a negative impact of foreign exchange of more than $0.20 per share. This revised non-GAAP EPS range now reflects an anticipated one-time charge of $200 million, or approximately $0.06 per share, for an upfront payment to be made upon closing of the license agreement with Hengrui Pharma, which is expected in the second quarter of 2025. If not for this newly anticipated charge, the updated non-GAAP EPS outlook would have been unchanged from the prior outlook. The guidance range continues to reflect an anticipated one-time charge of $300 million, or approximately $0.09 per share, related to the payment to LaNova that will be recognized upon completion of the technology transfer for MK-2010. In 2024, non-GAAP EPS of $7.65 was negatively impacted by a net charge of $1.28 per share related to certain asset acquisitions, licensing agreements and collaborations.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call on Thursday, April 24, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures and slides highlighting the results, will be available at www.merck.com.

All participants may join the call by dialing (800) 369-3351 (U.S. and Canada Toll-Free) or (517) 308-9448 and using the access code 9818590.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical

BRIDION (sugammadex)

CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)

GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

JANUMET (sitagliptin and metformin HCl)

JANUVIA (sitagliptin)

KEYTRUDA (pembrolizumab)

LAGEVRIO (molnupiravir)

Lenvima (lenvatinib)

Lynparza (olaparib)

M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)

PREVYMIS (letermovir)

PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

SIMPONI (golimumab)

VARIVAX (Varicella Virus Vaccine Live)

VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)

WELIREG (belzutifan)

WINREVAIR (sotatercept-csrk)

Animal Health

BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:

Robert Josephson	Peter Dannenbaum
robert.josephson@merck.com	(732) 594-1579

Michael Levey	Steven Graziano
michael.levey@merck.com	(732) 594-1583

MERCK & CO., INC.
CONSOLIDATED STATEMENT OF INCOME - GAAP
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 1

	GAAP
	1Q25	1Q24	% Change
Sales	$15,529	$15,775	-2%

Costs, Expenses and Other
Cost of sales	3,419	3,540	-3%
Selling, general and administrative	2,552	2,483	3%
Research and development	3,621	3,992	-9%
Restructuring costs	69	123	-44%
Other (income) expense, net	(35)	(33)	6%
Income Before Taxes	5,903	5,670	4%
Income Tax Provision	818	903
Net Income	5,085	4,767	7%
Less: Net Income Attributable to Noncontrolling Interests	6	5
Net Income Attributable to Merck & Co., Inc.	$5,079	$4,762	7%

Earnings per Common Share Assuming Dilution	$2.01	$1.87	7%

Average Shares Outstanding Assuming Dilution	2,531	2,544
Tax Rate	13.9%	15.9%

MERCK & CO., INC.

FIRST QUARTER 2025 GAAP TO NON-GAAP RECONCILIATION

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- and Divestiture- Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Adjustment Subtotal	Non-GAAP
First Quarter
Cost of sales	$3,419	620		36				656	$2,763
Selling, general and administrative	2,552	23						23	2,529
Research and development	3,621	7						7	3,614
Restructuring costs	69			69				69	–
Other (income) expense, net	(35)	(3)				(107)		(110)	75
Income Before Taxes	5,903	(647)		(105)		107		(645)	6,548
Income Tax Provision (Benefit)	818	(117	)(3)	(18	)(3)	22	(3)	(113)	931
Net Income	5,085	(530)		(87)		85		(532)	5,617
Net Income Attributable to Merck & Co., Inc.	5,079	(530)		(87)		85		(532)	5,611
Earnings per Common Share Assuming Dilution	$2.01	(0.21)		(0.03)		0.03		(0.21)	$2.22

Tax Rate	13.9%								14.2%

Only the line items that are affected by non-GAAP adjustments are shown.

The company is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures. Amounts included in research and development expenses reflect the amortization of intangible assets.

(2) Amounts primarily include employee separation costs, accelerated depreciation and asset impairments associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.
FRANCHISE / KEY PRODUCT SALES
(AMOUNTS IN MILLIONS)
(UNAUDITED)
Table 3

	2025	2024					1Q
	1Q	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,529	$15,775	$16,112	$16,657	$15,624	$64,168	-2	1
PHARMACEUTICAL	13,638	14,006	14,408	14,943	14,042	57,400	-3	-1
Oncology
Keytruda	7,205	6,947	7,270	7,429	7,836	29,482	4	6
Alliance Revenue – Lynparza (2)	312	292	317	337	365	1,311	7	8
Alliance Revenue – Lenvima (2)	258	255	249	251	255	1,010	1	2
Welireg	137	85	126	139	160	509	62	63
Alliance Revenue – Reblozyl (3)	119	71	90	100	110	371	68	68
Vaccines (4)
Gardasil/Gardasil 9	1,327	2,249	2,478	2,306	1,550	8,583	-41	-40
ProQuad/M-M-R II/Varivax	539	570	617	703	594	2,485	-5	-5
Vaxneuvance	230	219	189	239	161	808	5	7
RotaTeq	228	216	163	193	139	711	5	7
Capvaxive	107			47	50	97	-	-
Pneumovax 23	41	61	59	68	74	263	-33	-30
Hospital Acute Care
Bridion	441	440	455	420	449	1,764	-	1
Prevymis	208	174	188	208	215	785	19	22
Dificid	83	73	92	96	79	340	13	13
Zerbaxa	70	56	62	64	70	252	24	27
Cardiovascular
Winrevair	280		70	149	200	419	-	-
Alliance Revenue - Adempas/Verquvo (5)	106	98	106	102	109	415	8	8
Adempas (6)	68	70	72	72	73	287	-3	1
Virology
Lagevrio	102	350	110	383	121	964	-71	-69
Isentress/Isentress HD	90	111	89	102	92	394	-19	-17
Delstrigo	67	56	60	65	69	249	19	24
Pifeltro	45	42	39	42	40	163	7	7
Neuroscience
Belsomra	50	46	53	78	45	222	8	13
Immunology
Simponi		184	172	189		543	-100	-100
Remicade		39	35	41		114	-100	-100
Diabetes (7)
Januvia	549	419	405	278	232	1,334	31	33
Janumet	247	251	224	204	255	935	-2	2
Other Pharmaceutical (8)	729	632	618	638	699	2,590	16	18
ANIMAL HEALTH	1,588	1,511	1,482	1,487	1,397	5,877	5	10
Livestock	924	850	837	886	889	3,462	9	16
Companion Animal	664	661	645	601	508	2,415	-	3
Other Revenues (9)	303	258	222	227	185	891	17	16

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents the company's share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Total Vaccines sales were $2,607 million in the first quarter of 2025 and $3,424 million in the first quarter of 2024.

(5) Alliance Revenue represents the company's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in the company's marketing territories.

(7) Total Diabetes sales were $876 million in the first quarter of 2025 and $745 million in the first quarter of 2024.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $95 million in the first quarter of 2025 and $61 million in the first quarter of 2024.